Exhibit (d)(3)

LIMITED GUARANTEE

This LIMITED GUARANTEE (as amended, modified or supplemented from time to time in accordance with its terms, the “Limited Guarantee”) is being made and delivered as of November 25, 2017 by Altus Capital Partners II, L.P., a Delaware limited partnership (“Guarantor”), to MGC Diagnostics Corporation, a Minnesota corporation (the “Company”), in order to induce the Company to enter into that certain Agreement and Plan of Merger, of even date herewith (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, MG Parent LLC, a Delaware limited liability company and an Affiliate of Guarantor (“Parent”), and AC Breathe Merger Sub Inc., a Minnesota corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the transactions contemplated thereby. Capitalized terms used in this Limited Guarantee but not otherwise defined herein have the meanings given to such terms in the Merger Agreement.

1. Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company, as a primary obligor and not merely as a surety, on the terms and conditions set forth herein, the full and prompt payment as and when due of the Guaranteed Obligations. The term “Guaranteed Obligations” means, collectively, the payment obligations of Parent with respect to (a) the Buyer Termination Fee payable by Parent pursuant to Section 8.06(d) of the Merger Agreement and (b) any amounts payable by Parent pursuant to Section 8.06(g) of the Merger Agreement in respect of the Buyer Termination Fee, if applicable.

2. This Limited Guarantee is a guarantee of payment and not merely of collection. This Limited Guarantee is a continuing, absolute and unconditional guarantee, and shall remain in full force and effect so long as any Guaranteed Obligations exist or may exist. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest of (a) the Effective Time following compliance by Parent and Merger Sub with their respective obligations under the Merger Agreement through the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement not giving rise to a claim for payment of any Guaranteed Obligation; and (c) ninety (90) days after any valid termination of the Merger Agreement in accordance with its terms under any other circumstances; provided that if the Company shall have made a claim against Guarantor hereunder by proper notice under Paragraph 20 at or prior to the time at which Guarantor would otherwise have no further obligations under this Limited Guarantee, then Guarantor’s obligations under this Limited Guarantee shall continue until the date on which such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or by a final, non-appealable judgment of a Governmental Entity of competent jurisdiction. Notwithstanding any other term or provision of this Limited Guarantee, in the event that the Company or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Paragraph 3 limiting Guarantor’s liability to the Cap or any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against Guarantor or any Non-Recourse Party (as defined in Paragraph 11) with respect to the transactions contemplated by the Merger Agreement other than liability of Guarantor under this Limited Guarantee (as limited by the provisions of Paragraph 3) or under the Confidentiality Agreement, then (x) the obligations of Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if payments under this Limited Guarantee have been made to the Company or any of its Affiliates or designees, Guarantor shall be entitled to recover such payments from the Company, and (z) none of Guarantor or any Non-Recourse Party shall have any liability to the Company or any of its Affiliates under this Limited Guarantee.

3. Notwithstanding Paragraph 1 or any other provision of this Limited Guarantee or the Merger Agreement, the parties agree and acknowledge that in no event shall Guarantor’s aggregate liability for any payment obligations to the Company under this Limited Guarantee exceed the sum of (a) $2,200,000, plus (b) any amounts payable by Parent pursuant to Section 8.06(g) of the Merger Agreement in respect of the Buyer Termination Fee, if applicable (the sum of such amounts, the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. The Company hereby agrees that in no event shall Guarantor be required to pay any amount to the Company under, in respect of, or in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated hereby and thereby other than as expressly set forth herein. All amounts owing under this Limited Guarantee shall be payable upon demand in lawful money of the United States, in immediately available funds. Time is of the essence with respect to the payment and performance of the Guaranteed Obligations subject to this Limited Guarantee.

4. Whether or not any existing relationship between Guarantor and Parent or Merger Sub has changed or ended, the Company may, from time to time, with respect to the Guaranteed Obligations, in its sole discretion and without notice to or the consent of Guarantor, take any or all of the following actions: (a) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to Guarantor, with respect to any of the Guaranteed Obligations; (b) supplement, amend, modify, continue, renew or extend any of the Guaranteed Obligations regardless of the number of such supplements, amendments, modifications, continuances, renewals or extensions; (c) release, waive or compromise any of the Guaranteed Obligations or any obligation of any nature of any other obligor primarily or secondarily obligated with respect to any of the Guaranteed Obligations; and/or (d) resort directly to Guarantor for payment of any of the Guaranteed Obligations, whether or not the Company has proceeded against any other obligor primarily or secondarily obligated (including Parent or Merger Sub) with respect to any of the Guaranteed Obligations. For the avoidance of doubt, the Company shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent or Merger Sub becomes subject to bankruptcy, reorganization or similar proceedings, and the failure of the Company to so file shall not affect the obligations of Guarantor hereunder.

5. Any amounts received by the Company from whatever source on account of the Guaranteed Obligations may be applied by the Company toward the payment of such of the Guaranteed Obligations, and in such order of application, as the Company may from time to time elect. Notwithstanding any payments made by or for the account of Guarantor pursuant to this Limited Guarantee, Guarantor hereby (a) subordinates any right of subrogation, reimbursement, exoneration, indemnity, contribution or any other rights that would result in Guarantor being deemed a creditor pursuant to this Limited Guarantee, under the United States Bankruptcy Code or any other Law or for any other purpose, of Parent, Merger Sub or any other Person directly or

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contingently liable for the Guaranteed Obligations, (b) agrees not to exercise any such rights or remedies or to receive any such benefits so long as any of the Guaranteed Obligations exist or may exist, and (c) acknowledges and agrees that this subordination is intended to benefit the Company and shall not limit or otherwise affect Guarantor’s liability hereunder or the enforceability of this Limited Guarantee. Guarantor hereby (x) subordinates, in favor of the Company, to the fullest extent permitted by applicable Law, any right to enforce any remedy which the Company now or may hereafter have against Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates and any benefit or any right to participate in any security now or hereafter held by the Company (whether any such rights, remedies or benefits arise in equity, at law or by contract) and (y) agrees not to exercise any such rights or remedies or to receive any such benefits so long as any of the Guaranteed Obligations exist or may exist. Guarantor further agrees that nothing contained in this Guarantee or otherwise shall prevent the Company from pursuing concurrently or successively all rights and remedies available to it and the exercise of any of its rights or remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances whatsoever.

6. Guarantor hereby waives, to the fullest extent permitted by applicable Law, all suretyship rights, suretyship defenses and other suretyship benefits to which it might otherwise be entitled in respect of this Limited Guarantee (other than payment in full of all of the Guaranteed Obligations that exist or may exist). Without limiting the generality of the foregoing, Guarantor hereby expressly waives, to the fullest extent permitted by applicable Law: (a) notice of the acceptance by the Company of this Limited Guarantee; (b) notice of the existence or creation or nonperformance or nonpayment of all or any of the Guaranteed Obligations; (c) presentment, demand, notice of dishonor, protest, notice of protest and all other notices whatsoever; (d) any defense, right of set-off or other claim which Guarantor may have against the Company, Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates; (e) all diligence in collection or protection of or realization upon the Guaranteed Obligations or any amounts thereof, any obligation hereunder, or any security for or guarantee of any of the foregoing; (f) any requirement of the Company to marshal; (g) any defenses arising from any change in the business structure of Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates or any merger, reorganization or change-in-control affecting any of the foregoing; (h) all defenses arising by reason of the discharge of any or all of the Guaranteed Obligations under the United States Bankruptcy Code or the adoption of any plan of reorganization thereunder on behalf of Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates, either as a debtor or debtor-in-possession; (i) all defenses arising from the failure of the Company to make a claim in any insolvency proceeding, whether in a federal bankruptcy court or a state court, affecting Parent, Merger Sub or any other Person primarily or secondarily liable for the payment and/or performance of the Guaranteed Obligations; (j) all defenses which may be available by reason of any valuation, stay (including any stay issued pursuant to any insolvency proceeding under the United States Bankruptcy Code pursuant to which Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates has been adjudicated a debtor or debtor-in-possession), moratorium Law or other similar Laws now or hereafter in effect; (k) any failure of the Company to inform Guarantor of any facts the Company may now or hereafter know about Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates or the Guaranteed Obligations, it being understood and agreed that the Company has no duty so to inform and that Guarantor is fully responsible for

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being and remaining informed by Parent and Merger Sub of all circumstances bearing on the existence or creation, or the risk of nonpayment or nonperformance of the Guaranteed Obligations; and (l) all defenses arising from any other act or omission which might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a release or discharge of Guarantor, all of which may be done without notice to or the consent of Guarantor. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

7. This Limited Guarantee shall not be discharged, impaired or affected by (a) the power or authority or lack thereof of Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates to incur the Guaranteed Obligations and/or the unenforceability of any or all such Guaranteed Obligations against Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates by operation of Law or for any other reason; (b) the existence or non-existence of Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates as a legal entity and/or the continuation or discontinuation of any business operations by Parent, Merger Sub or any of their respective, successors, assigns and/or Affiliates; (c) any change in the time, place or manner of payment of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement, or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (d) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement or any other document or instrument evidencing any Guaranteed Obligation; or (e) any defense that Guarantor, Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates may have to the Guaranteed Obligations arising from or related to the financial condition or capacity of Guarantor, Parent, Merger Sub or any of their respective successors, assigns and/or Affiliates to incur any of the Guaranteed Obligations, each and every such defense being hereby waived by Guarantor to the fullest extent permitted by applicable Law.

8. Guarantor further agrees that, if at any time all or any part of any payment theretofore applied by the Company to any of the Guaranteed Obligations is rescinded or must be returned for any reason whatsoever, such Guaranteed Obligations shall, for the purposes of this Limited Guarantee, to the extent that such payment is rescinded or must be returned, be deemed to have continued in existence, notwithstanding such application by the Company, and this Limited Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations (subject to the Cap), all as though such application had not been made by the Company.

9. Guarantor hereby represents and warrants to the Company as follows: (a) Guarantor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware; and has full power and authority to make, deliver and perform this Limited Guarantee; (b) Guarantor has taken all action necessary to execute, deliver and perform this Limited Guarantee; (c) the execution, delivery and performance of this Limited Guarantee do not contravene any provision of Guarantor’s certificate of incorporation, partnership agreement, operating agreement or similar organizational document or any Law binding on Guarantor or its assets; (d) all consents, approvals, authorizations, permits of, filings

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with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee; (e) this Limited Guarantee has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (f) for so long as this Limited Guarantee shall remain in effect in accordance with its terms, the Guarantor shall have cash on hand and/or capital commitments sufficient to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall remain available to the Guarantor.

10. No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Company of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Limited Guarantee be binding upon the Company, except as expressly set forth in a writing duly signed and delivered by the Company. No action of the Company permitted hereunder shall in any way affect or impair the rights of the Company or the obligations of Guarantor under this Limited Guarantee.

11. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Company covenants, agrees and acknowledges that no Person other than Guarantor (and its successors and permitted assigns) has any obligation hereunder and that, notwithstanding that Guarantor and/or certain investment managers, managers or general partners of it or its Affiliates may be partnerships or limited liability companies, the Company has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates (other than Guarantor and its successors and permitted assigns), including, for the avoidance of doubt, members, managers or general or limited partners of Guarantor, Parent or Merger Sub, or any former, current or future equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (each of the foregoing, a “Non-Recourse Party”, it being understood and agreed for the avoidance of doubt that none of Guarantor, Parent, Merger Sub or their respective successors or assigns shall be a Non-Recourse Party), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Metro Parent, Cable Buyer or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Company further covenants, agrees and acknowledges that the only rights of recovery that the Company has in respect of the Equity Commitment Letters, the Merger Agreement or the transactions contemplated thereby against any Non-Recourse Party are its

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rights under the Confidentiality Agreement. The Company acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Offer Closing occurs. Recourse against Guarantor under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its Affiliates against Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or a claim by or on behalf of the Company. The Company hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim against Guarantor or any Non-Recourse Party arising under, or in connection with, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby, except for claims against Guarantor under this Limited Guarantee. Nothing set forth in this Limited Guarantee shall affect any liability of Parent or Merger Sub to the Company or confer or give or shall be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person, other than the rights of the Company against Guarantor, as expressly set forth herein.

12. Guarantor may not assign or delegate its rights, interests or obligations under this Limited Guarantee to any other Person, without the prior written consent of the Company, provided that (a) Guarantor may assign its rights, interests and obligations hereunder, without the prior written consent of the Company, to any Affiliate of Guarantor that certifies to the Company that it is capable of (i) making the representations and warranties set forth in Paragraph 9 and (ii) paying all of the Guaranteed Obligations hereunder; (b) any such assignment or delegation will not release Guarantor from its obligations hereunder; and (c) the Company may make demand for payment hereunder upon Guarantor, and otherwise deal with Guarantor, as if such assignment or delegation had not occurred. Subject to the foregoing, this Limited Guarantee shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of the Company and its successors and assigns. No provision of this Limited Guarantee may be waived by the Company without the consent in writing by the Company.

13. This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

14. Each of the parties to this Limited Guarantee hereby irrevocably agrees that any proceeding arising out of or relating to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by such party or its successors or assigns, shall be brought and determined exclusively in the District Court of Hennepin County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such proceeding, in the United States District Court for the State of Minnesota. Each of the parties to this Limited Guarantee hereby irrevocably submits with regard to any such proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action

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arising out of or relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the aforesaid courts. Each of the parties to this Limited Guarantee hereby irrevocably waives (to the fullest extent permitted by applicable Law), and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to this Paragraph 14, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with the terms and conditions of this Limited Guarantee, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) any claim that (i) the proceeding in such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such court. Each of the parties to this Limited Guarantee agrees that notice or the service of process in any proceeding arising out of or relating to this Limited Guarantee shall be properly served or delivered if delivered in the manner contemplated by Paragraph 20 of this Limited Guarantee.

15. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHER, GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE COMPANY OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR ANY OTHER PERSON WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. GUARANTOR ACKNOWLEDGES THAT THE COMPANY HAS BEEN INDUCED BY THE PROVISIONS OF THIS PARAGRAPH 15 TO ENTER INTO THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

16. Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee or any portion hereof is invalid or unenforceable in accordance with its terms. Subject to the foregoing, any term or provision of this Limited Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Limited Guarantee in any other jurisdiction. If any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything in this Paragraph 16 or elsewhere in this Limited Guarantee, this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Paragraph 3 hereof, the termination provisions under Paragraph 2 hereof and the provisions of Paragraph 11 and this Paragraph 16.

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17. This Limited Guarantee constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between Guarantor and the Company with respect to the subject matter of this Limited Guarantee.

18. The parties to this Limited Guarantee agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

19. This Limited Guarantee shall be treated as confidential and is being provided to the Company solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Company except with the prior written consent of the Guarantor in each instance; provided that no such written consent is required for any disclosure with respect to this Limited Guarantee to the legal, financial and accounting advisors to the Company, or to the extent required by applicable Law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger Agreement or the transactions contemplated thereby and hereby; in connection with any litigation relating to the Merger Agreement and the transactions contemplated thereby and hereby; or in connection with the enforcement of this Limited Guarantee.

20. All notices, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Paragraph 20):

To Guarantor:

Altus Capital Partners II, L.P.
10 Westport Rd. Suite C204
Wilton, CT 06897
Attention:	Heidi Goldstein
Facsimile:	(203) 429-2010
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with a copy to:

Miller Johnson
45 Ottawa Avenue, S.W., Suite 1100
Grand Rapids, MI 49503
Attention:	Erik R. Daly
Facsimile:	(616) 988-1723

To the Company:

MGC Diagnostics Corporation
350 Oak Grove Parkway
Saint Paul, Minnesota 55127
Attention:	Mark W. Sheffert, Chairman
Facsimile:	(651) 484-8941

with a copy to:

Lindquist & Vennum LLP
2000 IDS Center
80 South Eight Steet
Minneapolis, Minnesota 55402
Attention:	Thomas G. Lovett, IV
Facsimile:	(612) 371-3207

21. This Limited Guarantee may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, Guarantor has executed this Limited Guarantee as of the date first written above.

ALTUS CAPITAL PARTNERS II, L.P.

By:	Altus Management II, LLC, its General Partner

By: /s/ Gregory L. Greenberg Name: Gregory L. Greenberg Title: Manager

Agreed to and accepted by:

MGC DIAGNOSTICS CORPORATION

By:	/s/ Mark W. Sheffert
	Name:	Mark W. Sheffert
	Title:	Chairman

Signature Page to Limited Guarantee